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CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of ESNI, Inc.;

We consent to the incorporation by reference in the registration statements of ESNI, Inc. (formerly E-Sync Networks, Inc.), Nos. 33-7271 and 333-92933 on Form S-8, of our report dated March 27, 2002, except as to note 1(c) which is as of April 15, 2002, relating to the consolidated balance sheet of ESNI, Inc. as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2001, which report is included in the 2001 annual report on Form 10-KSB.

Our report dated march 27, 2002, except as to note 1(c) which is as of April 15, 2002, contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a working capital deficiency, and has been notified by its primary source of funds that it is demanding repayment of outstanding loans and that it does not intend to make future loans available to the Company, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                        /s/ KPMG LLP
                                                        ----------------------

New York, New York
April 15, 2002